December 31, 2008

Mr. Robert Kot
299 Delevan Road
Delanson, NY 12053

Re:     Amendment to MTII VP & GM Employment Letter

Dear Bob:

This letter amends and restates our agreement, dated March 27, 2007, with respect to your employment with MTI Instruments, Inc. (“MTII” or “Company”) as Vice President and General Manager of MTII, and is intended to comply with Section 409A of the Internal Revenue Code, as amended, and the final Treasury Regulations promulgated thereunder (“Section 409A”). The terms of your employment agreement, as amended and restated, effective December 31, 2008, are set forth below:

1. Base Salary. Your base salary will be at the rate of $195,000 per year, less all applicable taxes and withholdings.

2. Bonus. You will be eligible to receive an annual bonus of $30,000 per calendar year if the Compensation Committee determines in its sole discretion, after the annual audit is completed, that MTII has achieved its annual revenue and profit goals, with the amount increased to $40,000 if those goals were exceeded by at least 10%. You must be an active employee of MTII on the date any bonus is distributed in order to be eligible for and to earn any bonus. Nothing in this section is intended to prevent the Compensation Committee of MTI from granting you a discretionary bonus.

3. Stock Options. On December 23, 2007, the Compensation Committee of MTI awarded you a grant of options for 75,000 shares of MTI common stock, pursuant to the Company’s 2006 Equity Incentive Plan, all options having a 7 year term, subject to the terms of the option plan and option agreement and the following vesting terms: a) options for 25,000 shares vested immediately; b) options for 35,000 shares shall vest as to 8,750 shares on the first anniversary of the grant date, then vest on each quarterly anniversary thereafter (i.e., beginning March 2009) if the Compensation Committee of the MTI Board determines that MTII met its 2008 annual revenue and profits goals; c) options for 15,000 shares shall vest as to 3,750 shares on the first anniversary of the grant date then vest each quarterly anniversary thereafter (i.e., beginning March 2009) if the Compensation Committee of the MTI Board determines that MTII exceeded its 2008 annual revenue and profits goals by at least 10%. The options were priced based on the closing price of the Company’s stock on the NASDAQ Global Market System on December 21, 2007 of $0.79 (pre-8-for-1 split).

The Compensation Committee of MTI may grant you options at their discretion in the future.

4. Other Benefits. You may participate in any and all benefit programs that MTII makes available to employees and officers of MTII from time to time, including MTII’s 401(k) plan and health insurance plan. Benefits are subject to change at any time in MTII’s sole discretion. You will be eligible for 23 days of paid time off (“PTO”) annually, which shall accrue based upon MTII regular PTO procedures.

5. At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter MTII’s policy of employment at-will, under which both MTII and you remain free to end the employment relationship for any reason, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with MTII, except as otherwise provided herein.

6. Termination of Employment. If MTII terminates your employment without “cause” (as defined below), MTII shall, for four months following your date of termination: (i) continue to pay to you your base salary at the rate in effect at the time of your termination, in accordance with MTII’s regularly established payroll procedure; and (ii) provided you elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et. seq., continue to pay the share of the premium for health coverage that is paid by MTII for active and similarly situated employees who receive the same type of coverage. It is intended that these COBRA payments are exempt from Section 409A. For purposes of this agreement, “cause” shall mean (i) a finding by the Board of Directors that you have engaged in gross misconduct, negligence, theft, dishonesty, fraud, or gross dereliction of duties; or (ii) your indictment on any felony charge or a misdemeanor charge involving theft, moral turpitude or a violation of the federal securities laws (whether or not related to your conduct at work).

As a condition to your receipt of these severance benefits, you must execute, return to the Company and not revoke a severance agreement and release in a form acceptable to MTII within 60 days of your termination (the “Release Deadline”). Such payments shall be paid in equal installments on each regular pay cycle commencing, if such payments are exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), on the date the Release is effective, with the first such payment including the amount due from the date of termination. For purposes of this agreement, your termination of employment shall mean your “separation from service” (within the meaning of Section 409A).

7. Section 409A Delay: Each payment hereunder subject to Section 409A will be considered a separate payment for purposes of Section 409A. To the extent that it is determined by the Company in good faith that all or a portion of any payments hereunder subject to Section 409A made in connection with your separation from service are not exempt from Section 409A and that you are a “specified employee” (within the meaning of Section 409A) at the time of your separation from service, then payment of such non-exempt payments shall not be made until the date that is 6 months and one day after your separation from service (or, if earlier, your death), with any payments that are required to be delayed being accumulated during the 6 month period and paid in a lump sum on the date that is 6 months and one day following your separation from service and any subsequent payments, if any, being paid in accordance with the dates and terms set forth herein.

8. Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement. During the course of your employment you will be exposed to, and be responsible for developing, trade secrets and confidential information of the Company. Therefore, as a condition of your employment, you are required to continue to comply with the Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement (the “Non-Competition/Proprietary Information Agreement”), dated and executed by you on March 27, 2007, which is incorporated by reference in its entirety.

9. Representations. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from continuing employment with or carrying out your responsibilities for MTII, or that is in any way inconsistent with the terms of this letter agreement.

10. Amendments. Any amendment to this letter agreement shall be made in writing and signed by the parties hereto.

11. Applicable Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and MTII and you each consents to the jurisdiction of such a court. MTII and you each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement.

12. Miscellaneous. You agree to devote your full business time, energy, loyalty, efforts and attention to the business and affairs of MTII. The provisions of any other agreement (other than any offer letter and the agreement amended and restated by this agreement) between you and MTII or any of its affiliates, including, but not limited to, any non-competition agreement, shall continue to be effective in accordance with the terms of any such agreement.

13. Section 409A. This letter is intended to comply with the provisions of Section 409A and the letter shall, to the extent practicable, be construed in accordance therewith. Notwithstanding anything stated herein to the contrary, each of the salary continuation payments provided in connection with your involuntary termination (not in connection with a termination of your employment by reason of death or disability) is intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) and to the extent it is exempt pursuant to such section, it will in any event be paid no later than the last day of your second (2nd) taxable year following the taxable year in which your involuntary termination has occurred. Terms defined in the letter shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding the foregoing, to the extent that the letter or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company or the Board of Directors, nor its or their designees or agents, shall be liable to you or any other person for any actions, decisions or determinations made in good faith.

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     If the foregoing is acceptable to you, please countersign this letter in the space provided below and return it to me.

Sincerely,

MTI INSTRUMENTS, INC.

/s/ Peng K. Lim
Peng K. Lim President and Chief Executive Officer

Agreed and Accepted by:	/s/ Robert Kot	on	12/31/08
	Robert Kot		(Date)